77I      Terms of new or amended securities

         On April 26, 2000, the Board of Trustees approved of five new series of Liberty Variable Investment Trust (LVIT) effective May 30, 2000; Liberty Newport Japan Opportunities Fund, Variable Series; Liberty Select Value Fund, Variable Series; Liberty S&P 500 Index Fund, Variable Series; Rydex Health Care Fund, Variable Series; and Rydex Financial Services Fund, Variable Series. Each Series will offer Class A and Class B shares. While Class A shares are being offered without a 12b-1 fee, Class B shares are being offered with a 12b-1 fee of 0.25%. Each Share of the new LVIT funds will be sold exclusively to separate accounts of life insurance companies as funding vehicles for variable annuity contracts and variable life insurance policies issued by such separate accounts.

         On June 1, 2000, a new class of shares, Class B shares, were added to Liberty Value Fund, Variable Series; Stein Roe Global Utilities Fund, Variable Series; Colonial Small Cap Value Fund, Variable Series; Colonial U.S. Growth & Income Fund, Variable Series; Colonial Strategic Income Fund, Variable Series; Colonial High Yield Securities Fund, Variable Series; Liberty All-Star Equity Fund, Variable Series; Colonial International Fund for Growth, Variable Series; Newport Tiger Fund, Variable Series. The already existing class was designated as Class A. Class A shares are being offered without a 12b-1 fee, while Class B shares are being offered with a 12b-1 fee of 0.25%.

         Also, on June 1, 2000, a new class of shares, Class A shares, were added to Colonial International Horizons Fund, Variable Series; Colonial Global Equity Fund, Variable Series; Crabbe Huson Real Estate Investment Fund, Variable Series. The already existing class was designated as Class B. Class A shares are being offered without a 12b-1 fee while Class B shares are being offered with a 12b-1 fee of 0.25%.